Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), effective as of February 1, 2024 (the “Effective Date”), is by and between Mr. Cooper Group Inc. (the “Company”), having a principal place of business at 8950 Cypress Waters Blvd., Coppell, TX 75019, and Michael Weinbach, whose principal residence is located at 17 Pryer Lane, Larchmont, NY 10538 (the “Executive,” and together with the Company, each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Company is currently engaged in the business of mortgage originations, refinancing, servicing and other related lines of business;

WHEREAS, the Company desires to employ Executive as its President, reporting to the Chief Executive Officer and Chairman and / or Board of Directors; and

WHEREAS, the Company and Executive wish to enter into this Agreement to memorialize the terms and conditions of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the Company and Executive agree that the following terms and conditions shall apply to Executive’s employment by the Company:

AGREEMENT

1.            Term.  The term of this Agreement shall begin on the Effective Date and shall continue through December 31 of the third year following the Effective Date (the “Initial Term”). On the expiration of the Initial Term and each one-year anniversary thereof, the term of this Agreement shall be automatically extended for a successive one-year period; provided, however, that either Party hereto may elect not to extend this Agreement by giving written notice to the other Party at least ninety (90) days prior to such anniversary date. The period from the Effective Date up to and including the termination of this Agreement is herein referred to as the “Term.” As used herein the “Termination Date” shall mean the earlier of the date on which this Agreement terminates or the date as of which the Executive’s employment is terminated in accordance with the terms hereof and as may be further specified in Section 5.

2.            Duties and Outside Activities.  During the Term, Executive shall be employed by the Company as its President, with the duties, responsibilities, and authority commensurate therewith, and may remain President for all or a portion of the Term, reporting to the Company’s Chief Executive Officer and Chairman and/or Board of Directors. The Executive may engage in other business activities or investments during the Term, provided such activities or investments do not compete with the Company and are fully disclosed to the Company prior to the time of such activities or investments (except only that passive investments representing a present value to the Executive of less than five percent (5%) of any company need not be disclosed to the Company; and to be clear any investment for which the Executive is compensated for efforts must be disclosed to the Company).  The Executive shall also be permitted to serve on the board of directors of any non-competing  entity (it being understood that the Company will determine what is a non-competing entity in its sole discretion), subject to prior full disclosure to the Company.  Notwithstanding, the Executive shall devote substantially all of his full business time, ability, and attention to the business of the Company.

3.            Compensation and Benefits.

During the Term, the Company shall pay or cause to be paid to Executive the following compensation as reviewed and established annually by the Company’s Board of Directors and its Compensation Committee thereunder, and may be adjusted as determined by the Board and its Compensation Committee thereunder:

(a)
      Base Salary.  During the Term, Executive’s base salary for the 2024 fiscal year shall be $750,000 on an annualized basis; provided, however, this base salary may be subject to review and adjustment by the Company at any time as it deems necessary to remain competitive with industry peers.

(b)
      Signing Bonus.  The Company shall pay Executive a lump sum cash signing bonus of $350,000 within 30 days following the Effective Date; provided that, the Executive shall repay the gross amount of the Signing Bonus if, prior to one year from the Effective Date, the Executive terminates the Executive’s employment without Good Reason (as defined in Section 5(d) below) or the Company terminates the Executive’s employment for Cause (as defined in Section 5(c) below).

(c)
      Annual Incentive Opportunity.  During the Term, Executive shall participate in the Company’s Executive Management Incentive Plan (or such successor annual incentive program), pursuant to the terms of such plan. Executive’s target annual incentive opportunity shall be $1,500,000 and his maximum annual incentive opportunity shall be $3,000,000. For purposes of clarity, Executive may receive annual incentive compensation amounts that are either greater or less than the target annual incentive opportunity based on actual performance and months of service.

(d)
      Long-Term Incentive Opportunity.  During the Term, Executive shall be eligible to be granted long-term incentive opportunity awards, consistent with the terms and conditions of the Company’s 2019 Omnibus Incentive Plan (the “OIP”) and any successor plan thereto, and applicable award agreement(s).  For the Company’s 2024 fiscal year performance and thereafter, Executive’s target long-term incentive opportunity award  shall be $4,250,000, of which 50% will be awarded in time-based restricted stock units and 50% will be awarded in performance-based restricted stock units. For purposes of clarity, Executive may receive long-term incentive amounts that are either greater or less than the target long-term incentive opportunity based on actual performance. The Company’s customary long-term incentive opportunity awards are usually made in March and vest over three years, with time-based restricted stock units vesting in equal installments over that period. All awards must be approved by the Compensation Committee of the Board of Directors. All awards are contingent on being actively employed by the Company on the day the grant is issued. In addition to the Company’s customary long-term incentive opportunity awards described above, the Company shall grant Executive a one-time award of time-based restricted stock units with a grant date fair value of $2,000,000, with such award to be granted in 2024 pursuant to the terms and conditions of the OIP and any related award agreement.

(e)
      Paid Time Off.  During the Term, Executive will be eligible for a maximum of thirty (30) paid time off days annually, earned and accrued on a per pay-period basis subject to the terms of the Company’s employee benefit policies as they relate to senior executive officers.

(f)
      Health Benefits.  During the Term, Executive and to the extent permitted under applicable law and the provisions of the applicable plans, Executive’s family, shall be entitled to participate in the Company’s health benefit plans, in accordance with the terms of such plans.

4.            Business Expense Reimbursement.  Executive shall be entitled to reimbursement by the Company for any ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties and in acting for the Company during the Term, consistent with Company policies, including travel to and from Company offices and locations.

5.            Termination.  During the Term, Executive’s employment may be terminated only as provided in this Section 5. Except as set forth in this Agreement, the Company shall not have any further obligation to Executive or liability under this Agreement by way of compensation, post-termination benefits or obligations or otherwise upon the Termination Date. Executive’s entitlement to post-termination benefits or obligations is dependent upon the reason for termination, as specified herein in Section 5. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment for any reason shall not affect Executive’s entitlement to all benefits which have vested or which are otherwise payable by terms of those programs for periods ending prior to the termination of his employment.

(a)
      Disability.  In the event that Executive qualifies for permanent disability benefits under the Company’s long term disability plan (the “LTD Plan”), or if Executive does not participate in the LTD Plan, would have qualified for permanent disability had Executive been a participant of the LTD Plan (a “Disability”), Executive’s employment hereunder shall be terminated, by written Notice of Termination (as that term is defined in Section 5(g) herein) from the Company to Executive. Upon termination due to Executive’s Disability under this Section 5(a), Executive shall be entitled to: (i) any unpaid Base Salary through and including the Termination Date (as that term is defined in Section 5(g) herein); (ii) reimbursement of any unreimbursed expenses incurred by Executive pursuant to Section 4 of this Agreement, payable in accordance with such Section; and (iii) all other payments and benefits to which Executive is entitled to under the terms of any applicable compensation arrangement or benefit plan, program or agreement, including but not limited to the OIP and applicable award agreement(s) (collectively, the “Accrued Obligations”). Additionally, Executive shall be entitled to, if not previously paid prior to the Termination Date, the Executive’s annual incentive award as described in Section 3(c) of this Agreement for the Fiscal Year prior to the Fiscal Year in which the Termination Date occurs.

(b)
      Death. In the event that Executive dies during the Term, his employment under this Agreement shall automatically terminate on the date of his death. Upon termination due to Executive’s death, Executive’s estate shall be entitled to the Accrued Obligations. Additionally, Executive’s estate shall be entitled to, if not previously paid prior to the Termination Date, the Executive’s annual incentive award earned and that would have been payable to Executive in the ordinary course,  as described in Section 3(c) of this Agreement for the Fiscal Year prior to the Fiscal Year in which the Termination Date occurs.

(c)
      Termination for Cause. The Company may terminate the Executive’s employment or Services under this Agreement for “Cause” by written Notice of Termination. A termination for Cause is a termination by reason of: (i) a material breach of this Agreement (other than as a result of incapacity due to death or Disability) which is committed by the Executive and that is not remedied within thirty (30) days of the Executive’s receipt of a notice to cure such breach; (ii) any material breach of any post-termination obligations Executive may have to the Company; (iii) the Executive’s conviction of, guilty plea or plea of nolo contendere concerning or confession of any felony; provided, however, that any convictions solely on the basis of vicarious liability shall not give the Company the right to terminate the Executive for Cause; (iv) entry of an order duly issued by any federal or state regulatory agency having jurisdiction of the matter removing the Executive from office of the Company or any of its subsidiaries or permanently prohibiting him from participating in the conduct of the affairs of the Company or any of its subsidiaries; or (v) proven acts of fraud, gross negligence or willful misconduct committed by the Executive in connection with the performance of his duties for the Company that result in injury (whether monetary, reputational or other) to the Company or any of its subsidiaries. In the event of a termination for Cause pursuant to this Section 5(c), the Executive shall be entitled to receive the Accrued Obligations.

(d)
      Termination Other Than for Cause/Good Reason.  During the Term, the Company may terminate Executive’s employment other than for Cause, or Executive may terminate his employment for “Good Reason.” If Executive’s employment terminates pursuant to this Section 5(d) during the Term, then Executive shall be entitled to (i) the Accrued Obligations, (ii) an amount equal to twenty-four (24) months’ worth of Executive’s Base Salary (as described in Section 3(a) above) as of the Termination Date, paid out beginning on the thirtieth (30th) day following Executive’s Termination and continuing until the second anniversary of Executive’s Termination Date according to the Company’s normal payroll practices, with the first payment including any payments that would have been made during the initial thirty (30) day period absent such delayed start date, (iii) if not previously paid prior to the Termination Date, the Executive’s bonus as described in Section 3(c) of this Agreement for the Fiscal Year prior to the Fiscal Year in which the Termination Date occurs, (iv) an amount equal to the greater of (A) the target annual incentive opportunity as described in Section 3(c) of this Agreement for the Fiscal Year in which the Termination Date occurs or (B) the actual annual incentive payment earned for the immediately preceding fiscal year paid within thirty (30) days following the second anniversary of the Executive’s Termination Date, and (v) a single cash lump sum payment paid thirty (30) days following Executive’s Termination Date equal to the amount Executive would have to pay for coverage of the Executive and/or the Executive’s family according to the level of coverage Executive had in effect immediately prior to Executive’s Termination Date under the Company’s group health medical benefits plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended for a period of eighteen (18) months. Any severance payments in 5(d) (iii) – (v) shall be contingent upon Executive executing and not revoking a release of claims in a form provided by the Company.

For purposes of this Agreement, the Executive will have “Good Reason” to terminate his employment under this Agreement if the Company (or any resulting or surviving entity in the event of a Change in Control): (1) materially breaches this Agreement; (2) takes any other action that results in a material diminution or adverse change in Executive’s status, title, position, compensation, geographic primary work location, responsibilities, other than an insubstantial action not taken in bad faith and remedied promptly after receipt of notice by the Executive; (3) takes any other action, after the Initial Term of this Agreement, that results in Executive’s reasonable expectations regarding advancement within the Company to be diminished, other than an insubstantial action not taken in bad faith and remedied promptly after receipt of notice by the Executive; or (4) fails to indemnify and advance all expenses to the Executive in response to a proper request for indemnity and advancement by the Executive; provided, however, that the Executive’s resignation for Good Reason will only be effective if the Executive provides written notice to the Company of the event(s) constituting the Good Reason within ninety (90) days after the occurrence of any such event, and the Company does not cure said events within thirty (30) day after receipt of the notice.

(e)
      Termination Following a Change in Control.  The Executive’s employment under this Agreement shall not automatically terminate upon a “Change in Control” as that term is defined in the OIP. In the event of a Change in Control, the Company shall take reasonable steps to ensure that the surviving or resulting entity, if other than the Company, is bound by and shall have the benefit of the provisions of this Agreement. However, in the event there is a Change in Control and the Executive’s employment or service to the Company or its affiliates (or any successors thereto) is terminated as a result of or in connection with such Change in Control, the Executive shall be entitled to all of the rights and benefits the Executive would be entitled to if his employment were terminated other than for Cause or on account of Good Reason, as described in Section 5(d) above.

(f)
      Voluntary Resignation.  Except as provided in Section 5(d), relating to a resignation for Good Reason, in the event that Executive resigns voluntarily during the Term, Executive shall be entitled to receive the Accrued Obligations.

(g)
      Notice of Termination.  Any purported termination by the Company or by the Executive shall be communicated by a written notice of termination (the “Notice of Termination”) to the other Party hereto which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, and except as expressly provided otherwise herein, no such purported termination shall be effective without such Notice of Termination.

(h)
      Arbitration.  Executive acknowledges agreement with the Company’s Arbitration Policy and the Parties mutually agree to submit any dispute arising out of or relating to this Agreement, the breach thereof, Executive’s employment, including termination thereof, to final and binding arbitration pursuant to the terms of the Company’s Arbitration Policy.

(i)
      Section 409A.  Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement which constitutes an item of deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and becomes payable by reason of Executive’s termination of employment with the Company will be made to Executive unless Executive’s termination of employment constitutes a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code). In addition, no such payment or distribution will be made to Executive prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (ii) the date of Executive’s death, if Executive is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Section 416(i) of the Code and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. All payments and benefits which had been delayed pursuant to the immediately preceding sentence shall be paid to Executive in a lump sum upon expiration of such six-month period (or if earlier upon Executive’s death). Installment payments to be made under this Agreement shall be considered separate payments for purposes of Section 409A of the Code. It is intended that this Agreement shall qualify for exemption from, or shall comply with, the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject Executive to the payment of additional taxes and interest under Section 409A of the Code. In furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions.

6.            Clawback Provision.  Executive acknowledges and agrees that any and all incentive-based compensation payable by the Company to Executive shall be subject to any compensation recoupment policy adopted by the Company, as such policy may be amended, modified, superseded or replaced from time to time, or any other document, which allows the Company to recover previously earned compensation paid to Executive under the circumstances specified therein (a “clawback policy”).

7.            Indemnity, Advancement and Insurance.  To the fullest extent permitted by applicable law, the Company’s governing corporate documents or any indemnity agreements entered into from time to time between the Parties, the Company (or, in the event of a “change in control” (as defined in the OIP), the surviving or resulting entity or transferee) shall indemnify the Executive and hold him harmless for any acts or decisions made by him in good faith and not in a grossly negligent manner while performing services for the Company, and shall advance to the Executive all fees and costs associated with the defense of any action or proceeding for which the Executive has tendered an appropriate indemnification demand. The Company further agrees that it will provide the Executive with appropriate “directors’ and officers’ insurance” coverage in each case in connection with the performance of his duties during the Term of this Agreement.

8.            Restrictive Covenants.

(a)
      Non-Hire.  During the Executive’s employment with the Company and for the twenty-four (24) month period immediately following the date of Executive’s termination of employment with the Company for any reason (the “Restricted Period”), Executive shall not, directly or indirectly, solicit or induce any officer, director, employee, agent or consultant of the Company or any of their successors, assigns, subsidiaries or affiliates to terminate his, her or its employment or other relationship with the Company or any of their successors, assigns, subsidiaries or affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with Mr. Cooper or any of their successors, assigns, subsidiaries or affiliates, for any other reason.

(b)
      Non-Solicitation.  During the Restricted Period, Executive shall not, directly or indirectly, solicit or induce any “customer” or “prospective customer” for the purpose of (i) engaging in a business competitive with the business of Mr. Cooper, Xome Holdings, LLC, Roosevelt Asset Management LLC, their subsidiaries, or any other business in which Mr. Cooper or its subsidiaries is engaged in at the time of Executive’s termination of employment, or (ii) to discontinue, diminish, reduce or otherwise alter their relationship in a manner adverse to that of Mr. Cooper, Xome Holdings, LLC Roosevelt Asset Management LLC, their subsidiaries, or any other business in which Mr. Cooper or its subsidiaries is engaged in at the time of Executive’s termination of employment.

(c)
      Non-Competition.  During the Restricted Period, Executive shall not, directly or indirectly, either as principal, agent, employee, employer, consultant, partner or shareholder in excess of five (5%) of a publicly traded corporation, corporate officer or director, or in any other representative capacity, engage or otherwise participate in any manner or fashion with any business, whose primary business is in direct competition with the business of Mr. Cooper, Xome Holdings, LLC, Roosevelt Asset Management LLC, their subsidiaries, or any other business in which Mr. Cooper or its subsidiaries is engaged in at the time of Executive’s termination of employment. For clarification, any business that derives the majority of their revenue from mortgage servicing and/or mortgage origination, would be considered a direct competitor. Executive further agrees that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same protects the legitimate interest of Mr. Cooper and its respective affiliates, imposes no undue hardship on Executive, is not injurious to the public and that any violation of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice.

(d)
      Confidential Information.  During the course of Executive’s employment or service with the Company and its subsidiaries and affiliates (collectively, the “Company Group”), Executive will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company Group, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company Group, either during the period of Executive’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the part of the Company Group to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by Executive during Executive’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). 18 U.S.C. § 1 833(6) provides: “[a]n individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made — (i) in confidence to a Federal, State, or local government official, either directly or indirectly, to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. §1 833(6). Accordingly, Executive has the right to disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

Nothing in this Agreement or otherwise limits Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against Executive for any of these activities, and nothing in this Agreement requires Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits Executive from notifying the Company that Executive is going to make a report or disclosure to law enforcement.

(e)	Inventions.

(i)
      Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship, whether patentable or unpatentable, (A) that relate to Executive’s work with the Company Group, made or conceived by Executive, solely or jointly with others, during Executive’s employment, or (B) suggested by any work that Executive performs in connection with the Company Group (clauses (A) and (B) collectively, “Inventions”), either while performing Executive’s duties with the Company or on Executive’s own time, shall belong exclusively to the Company (or its designee), regardless of whether patent applications are filed thereon. Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and Executive will surrender them upon the termination of the Term, or upon the Company’s request. Executive hereby irrevocably conveys, transfers and assigns to the Company the Inventions and all patents that may issue thereon in any and all countries, whether before, during or subsequent to the Term, together with the right to file, in Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). Executive will, at any time during and subsequent to the Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to Executive from the Company, but entirely at the Company’s expense. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and on Executive’s behalf and in Executive’s stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(ii)
      In addition, the Inventions will be deemed “Work for Hire,” as such term is defined under the copyright laws of the United States, on behalf of the Company, and Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, Executive hereby irrevocably conveys, transfers and assigns to the Company all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that Executive has any rights in the results and proceeds of Executive’s service to the Company that cannot be assigned in the manner described herein, Executive agrees to unconditionally waive the enforcement of such rights. Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of or other service provider to the Company.

(iii)
      Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with, the Company Group any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive represents and warrants that he does not possess or own any rights in or to any confidential, proprietary or non-public information or intellectual property related to the business of the Company Group. Executive shall comply with all relevant policies and guidelines of the Company regarding the protection of Confidential Information and intellectual property and potential conflicts of interest; provided that such policies and guidelines are consistent with the terms of this Agreement. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(f)
      Return of Property.  Within five business days following the date of Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), Executive shall return all property belonging to the Company Group (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

(g)
      Reasonableness of Covenants.  In signing this Agreement, Executive gives the Company assurance that Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section. Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company Group and their trade secrets and Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints. Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the period of time that Executive is subject to the constraints in this Section, Executive will provide a copy of this Agreement (including, without limitation, this Section) to such entity, and the Company shall be entitled to share a copy of this Agreement (including, without limitation, this Section) with such entity or any other entity to which Executive performs services, and such entity shall acknowledge to the Company in writing that it has read this Agreement. Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company Group and that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section. It is also agreed that each of the Company Group will have the right to enforce all of Executive’s obligations to that affiliate under this Agreement and shall be third party beneficiaries hereunder, including without limitation pursuant to this Section.

(h)
      Reformation/Tolling/Survival.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state, as the case may be. In the event of any violation of the provisions of this Section, Executive acknowledges and agrees that the post-termination restrictions contained in this Section shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation. The obligations contained in this Sections shall survive the termination or expiration of the Term and Executive’s employment with the Company and shall be fully enforceable thereafter.

(i)
      Cooperation.  Upon the receipt of reasonable notice from the Company (including outside counsel), Executive agrees that while employed by the Company and thereafter, Executive will respond and provide information, as promptly as reasonably practicable, with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, and will provide reasonable assistance to the Company Group and their respective representatives in defense of any claims that may be made against the Company Group, and will reasonably assist the Company Group in the prosecution of any claims that may be made by the Company Group, to the extent that such claims may relate to the period of Executive’s employment with the Company (collectively, the “Cooperation Claims”). Executive agrees to promptly inform the Company if Executive becomes aware of any lawsuits involving Cooperation Claims that may be filed or threatened against the Company Group. Executive also agrees to promptly inform the Company (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Company Group (or their actions) or another party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith to relate to any investigation of the Company Group, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company Group with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Cooperation Claims, Executive shall not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors or to the extent that Executive determines in good faith is necessary in connection with the performance of Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company Group without giving prior written notice to the Company or the Company’s counsel. If Executive provides services to the Company or any member of the Company Group after his employment ends pursuant to this Section, the Company agrees to provide Executive with reasonable compensation (on a per hour basis) for such services.

(j)
      Equitable Relief and Other Remedies. Executive acknowledges and agrees that the Company Group’s remedies at law for a breach or threatened breach of any of the provisions of Agreement would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company Group, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security. In the event of a violation by Executive of this Agreement, any severance being paid to Executive pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to Executive shall be immediately repaid to the Company.

(k)
      Non-Disparagement. Subject to the provisions of applicable law, Executive covenants and agrees that he shall not in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander the Company or its directors, officers or employees at any time on or after the Expiration Date, and the Company covenants and agrees that it shall instruct members of the Board of Directors and executive officers of the Company and its subsidiaries to not in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander Executive or Executive’s businesses.

9.            Miscellaneous.

(a)
      Succession; Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective executors, administrators, successors, and assigns. The Parties agree that the obligations and duties of Executive are personal and are not assignable without express written consent of the Company.

(b)
      Notice.  Any notice, request, demand, or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing or by facsimile, when deposited in the United States mail, postage prepaid, or when communicated to a public telegraph company for transmittal, addressed to the Company at the address appearing at the beginning of this Agreement and to Executive at the last known address on record. Either Party may change its address by written notice in accordance with this Section 9(b).

(c)
      Entire Agreement; Modification.  Except as otherwise provided herein, this Agreement contains the entire agreement of the Parties with respect to the subject matter herein, and supersedes any and all other prior or contemporaneous agreements, either oral or in writing, between the Parties hereto with respect to the employment of Executive by the Company. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing executed by the Parties.

(d)	Waiver. Any waiver of a breach of any provision hereof shall not operate as or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement.

(e)
      Governing Law and Venue Selection.  This Agreement is to be governed by and construed in accordance with the laws of the State of Texas without regard to its choice or conflict of law provisions. The Parties hereto agree that this Agreement was negotiated and executed entirely within the State of Texas.

(f)
      Severability.  Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining provisions shall not be affected, and the remaining provisions of this Agreement shall remain in full force and effect as if this Agreement had been executed without the inclusion of said provision.

(g)
      Interpretation.  If any claim is made by any Party hereto relating to any conflict, omission, or ambiguity of this Agreement, no presumption or burden of proof or persuasion shall be implied by reason of the fact that this Agreement was prepared by or at the request of any particular Party hereto or such Party’s counsel. Executive acknowledges that he has been represented by counsel of his choice throughout the negotiation and drafting of this Agreement.

(h)	Headings. Headings are for convenience only and shall have no substantive meanings hereunder.

(i)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the 7th day of December, 2023.

MR. COOPER GROUP, INC.:

By:            __/s/Kelly Ann Doherty__________
Kelly Ann Doherty
EVP & Chief Administrative Officer

EXECUTIVE:

By:            _/s/Michael Weinbach___________
Michael Weinbach